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                           GIBRALTAR logo appears here

                                January 29, 1996

Mr. James A. Stajkowski
7964 West 115th Place
Overland Park, KS 66210

Dear Jim,

The following is an offer to employ you as President of Flashfold Carton. Your base salary will be $130,000 per year, and you will receive the standard Gibraltar benefit package.

In addition, you will be given a company car per the attached policy, and the company will pay for insurance and maintenance on the vehicle. You will also be eligible to receive a bonus of up to 30% of your salary based on an assessment of the divisions and your performance at the end of each fiscal year (6/30 by myself and the compensation committee of the board as compared against objectives that you and I will agree to.

You will receive 4 weeks of vacation per year.

The company will pay all of your actual moving expenses, and make a one month salary allowance to cover all other expenses associated with the move.

The company will pay your temporary living expenses for up to six months before you relocate, and if your current home does not sell in this period, the company will pay your out of pocket housing costs for you and your family in Fort Wayne until your current home is sold. The total period will not exceed one year. The company will also pay all out of pocket costs incurred by you in selling your current home including real estate commissions, and the legal costs incurred in buying a new home. The company will also compensate you for any taxes you may have to pay as a result of the items in this paragraph.

If you are in agreement with this proposed offer, please indicate by signing below.

I look forward to working with you, and want to wish you much success in this new challenge.

Sincerely,                                       Accepted,

/s/ Walter E. Rose                               /s/ James A. Stajkowski
Walter E. Rose                                   James A. Stajkowski



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